Gulf Resources, Inc. David Wang, VP of Finance E-mail: gfre.2008@vip.163.com	CCG Investor Relations Mr. Crocker Coulson, President Phone: +1-646-213-1915 E-mail: crocker.coulson@ccgir.com

Helen Xu E-mail: beishengrong@vip.163.com Website: http://www.gulfresourcesinc.cn/	Ms. Linda Salo, Financial Writer Phone: +1-646-922-0894 E-mail: linda.salo@ccgir.com Website: http://www.ccgirasia.com/

Gulf Resources Enters into $25.0 Million Private Placement Agreement

New York & Shandong Province, December 11, 2009 - Gulf Resources, Inc. (NASDAQ: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products located in Shandong Province, China, today announced that it has entered into a definitive agreement with institutional investors pursuant to which it has agreed to sell, in a private placement, 2,941,182 shares of its common stock at a price of $8.50 per share. The Company expects gross proceeds of approximately $25.0 million. The Company expects the financing to close on or prior to January 1, 2010, subject to satisfaction of certain customary closing conditions. Brean Murray, Carret & Co., LLC acted as the exclusive placement agent for the financing.

The Company plans to use the proceeds of the private placement to acquire additional bromine and crude salt production assets, as well as for general corporate purposes such as working capital.

“We are very pleased to have attracted the support of respected institutional investors in the U.S. capital markets,” said Mr. Xiaobin Liu, CEO of Gulf Resources. “We believe this additional capital will foremost help us grow our access to bromine and crude salt reserves through acquisitions, thus strengthening our position as the frontrunner in China’s bromine market.”

The securities issued in the private placement have not been registered under the United States Securities Act of 1933, as amended, or the securities laws of any other jurisdiction. Accordingly, these shares may not be sold by investors in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements. The Company is obligated to file a registration statement registering the shares no later than the 30th day after the closing of the financing and have the registration statement declared effective by the SEC no later than 90 days after the closing, or in the case of a full review of the registration statement 120 days after closing. For more detailed information on this financing, see the Company’s Current Report on Form 8-K which will be filed with the Securities and Exchange Commission on or about December 11, 2009.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn.

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